Exhibit 99.1

News

For Immediate Release

4 Landmark Square Suite 400 Stamford, CT 06901

Telephone:	(203) 975-7110
Fax:	(203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES COMMENCEMENT OF TENDER OFFER

TO PURCHASE UP TO $250 MILLION OF STOCK AND

AUTHORIZATION FOR ADDITIONAL STOCK REPURCHASES

STAMFORD, CT, October 17, 2016 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today that it has commenced a “modified Dutch auction” tender offer to purchase up to $250 million of its common stock. The tender offer begins today.

In addition, Silgan announced today that its Board of Directors has authorized Silgan to repurchase up to an additional $300 million of its common stock, effective through December 31, 2021. This new authorization, together with the remaining amount from a previous authorization, results in an aggregate outstanding authorization for stock repurchases of approximately $398.8 million, a portion of which will be utilized in the tender offer commenced today.

“We remain committed to driving shareholder value through a combination of acquisitions, organic investments and return of capital to shareholders,” commented Bob Lewis, Executive Vice President and CFO. “Given the stable cash flow generation of our business, our relatively low net debt leverage level and the continued low interest rate environment, we believe that it is appropriate at this time to return capital to shareholders in the form of a share repurchase. This return of capital will bring our net debt leverage toward the middle of our targeted range, while still allowing us to pursue other strategic initiatives,” concluded Mr. Lewis.

SILGAN HOLDINGS

October 17, 2016

Under the terms of the tender offer, Silgan stockholders will have the opportunity to tender some or all of their shares at a price within a range of $45.50 to $52.25 per share. Based on the number of shares tendered and the prices specified by the tendering stockholders, Silgan will determine the lowest per share price within the range that will enable it to purchase $250 million in shares, or such lesser number of shares that are properly tendered. All shares accepted for payment will be purchased at the same price, regardless of whether a stockholder tendered such shares at a lower price within the range. The high end of the price range of $52.25 for the tender offer represents approximately a 9.3% premium to the closing price per share of $47.81 for Silgan’s common stock on October 14, 2016. At the maximum price of $52.25 per share, Silgan would purchase a maximum of 4,784,688 shares, which represents approximately 7.9% of Silgan’s currently outstanding common stock. At the minimum price of $45.50 per share, Silgan would purchase a maximum of 5,494,505 shares, which represents approximately 9.1% of Silgan’s currently outstanding common stock. Silgan expects to fund this repurchase from available cash on hand and revolving loan borrowings under its senior secured credit facility.

The tender offer will be subject to various terms and conditions as will be described in the offer materials that will be publicly filed and distributed to stockholders shortly. Additional copies of the offer materials will also be available from the Information Agent for the tender offer, Georgeson LLC. The Dealer Manager for the tender offer is Citigroup.

None of Silgan’s management, its Board of Directors and executive officers, the Information Agent, the Depositary or the Dealer Manager is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the tender offer. Silgan’s directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders, and certain of Silgan’s directors and executive officers may tender shares in the tender offer, subject to acceptance in the tender offer. Further, each of Messrs. R. Philip Silver and D. Greg Horrigan, Silgan’s co-founders and Non-Executive Co-Chairmen of the Board of Directors, has informed Silgan that he, and certain persons and entities that are record owners of shares of Silgan’s common stock that are deemed beneficially owned by him, currently intend to tender in the tender offer such number of shares of Silgan’s common stock with a goal that, assuming that Silgan purchases shares of its common stock in the tender offer for an aggregate purchase price of $250 million, would result in him maintaining

SILGAN HOLDINGS

October 17, 2016

approximately the same percentage beneficial ownership interest in Silgan’s common stock that he has immediately prior to the tender offer, subject to the effects of proration.

Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Stockholders should consult their financial and tax advisors in making this decision.

This press release is for information purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of Silgan’s common stock. The solicitation of offers to purchase shares of Silgan’s common stock will be made only pursuant to the tender offer documents, including an Offer to Purchase and related Letter of Transmittal that Silgan intends to distribute to stockholders and file with the Securities and Exchange Commission shortly.

SILGAN STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE TENDER OFFER.

Holders of Silgan’s common stock will be able to obtain these documents as they become available free of charge at the Securities and Exchange Commission’s website at www.sec.gov, or at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of Silgan’s common stock will also be able to request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting Georgeson LLC, the Information Agent for the tender offer, by telephone 1-866-729-6811 (toll-free) or in writing at the following address: c/o Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, New York 10104.

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SILGAN HOLDINGS

October 17, 2016

Silgan is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015. Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia. Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products. In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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